Exhibit 99.1

NEWS RELEASE
NOBLE ENERGY ANNOUNCES THIRD QUARTER 2011 RESULTS
HOUSTON (October 20, 2011) — Noble Energy, Inc. (NYSE: NBL) reported today third quarter 2011 net income of $441 million, or $2.39 per share diluted, on revenues of $924 million. The Company’s third quarter 2010 net income was $232 million, or $1.31 per share diluted, on revenues of $755 million. Net income for the third quarter 2011 includes unrealized commodity derivative gains and other items. Excluding these items, third quarter 2011 adjusted net income(1) was $234 million, or $1.24 per share diluted. Adjusted net income(1) for the third quarter of 2010 was $225 million, or $1.27 per share diluted.
Discretionary cash flow(1) for the third quarter 2011 was $588 million, compared to $500 million for the similar quarter in 2010. Net cash provided by operating activities was $556 million, and capital expenditures(2) were $738 million.
Key highlights for the third quarter 2011 include:
•	Total sales volumes of 224 thousand barrels oil equivalent per day (MBoe/d), up 4 percent from the previous quarter 2011

•	Produced a record 65 MBoe/d in the DJ basin with horizontal production exiting the quarter at over 11 MBoe/d, a 64 percent increase over the prior quarter exit rate

•	Completed 25 new horizontal Niobrara wells and added a fifth rig to the program

•	Established a new significant position in the Marcellus shale with the acquisition of 314,000 net acres and 50 million cubic feet per day (MMcf/d) of existing net production

•	Record natural gas sales in Israel of 228 MMcf/d, an increase of 28 percent from third quarter last year

•	Drilled two wells at the Noa development project offshore Israel, ahead of schedule and below anticipated costs

•	The Aseng floating production, storage and offloading (FPSO) vessel departed the shipyard for Equatorial Guinea

•	Spud the Cyprus A prospect on Block 12 offshore Cyprus

Charles D. Davidson, Noble Energy’s Chairman and CEO, commented, “It was an outstanding quarter for Noble Energy as we reported record volumes from the DJ basin, along with record natural gas sales in Israel. We expect a strong finish to 2011 as our activity continues to accelerate in the horizontal Niobrara play, and we integrate our newly established core position in the Marcellus shale. The fourth quarter should also see first oil production from the Aseng project in Equatorial Guinea and the Raton South development in the Gulf of Mexico. In addition, we anticipate well results from several impactful exploration opportunities. This positive outlook for the fourth quarter together with performance to date has led us to raise production guidance for the second time this year, which now is expected to exceed the top end of our original guidance range.”
The Company’s total sales volumes for the third quarter 2011 averaged 224 MBoe/d. Production volumes were 223 MBoe/d, with the difference attributable to an overlifted position of crude oil and condensate in Equatorial Guinea. Excluding the 2010 sale of certain onshore U.S. assets and the impact of the Company’s exit from Ecuador, sales volumes were up slightly from the third quarter 2010.
International sales volumes were 111 MBoe/d, up from the third quarter last year even with the termination of the Company’s activities in Ecuador. Strong power generation demand and lower competing imports led to a significant increase in natural gas sales in Israel. In Equatorial Guinea, liquid sales were higher largely due to the timing of liftings in the third quarters of 2011 and 2010. In the North Sea, volumes were negatively impacted by maintenance downtime at the GPIII floating production vessel. The Company’s 2010 volumes included 28 MMcf/d of natural gas in Ecuador, where its production sharing contract was terminated in late 2010.
Noble Energy’s U.S. volumes were 113 MBoe/d for the third quarter of 2011, down versus the prior year period as a result of the 2010 sale impact of approximately 4 MBoe/d of Mid-continent and Illinois basin oil assets and natural declines in various onshore U.S. and Deepwater Gulf of Mexico assets. In the DJ basin, quarterly volumes were up significantly from the same period in 2010 with the continued acceleration of the Company’s vertical and horizontal drilling programs in Wattenberg.
The Company’s barrel of oil equivalent (Boe) realizations were up 11 percent for the third quarter 2011 versus 2010 driven by higher prices for crude oil, natural gas liquids and natural gas. International natural gas as a percentage of total Company volumes grew to 36 percent for the third quarter 2011, with global liquids representing 37 percent, and U.S. natural gas dropping to 27 percent.

2

Total production costs per Boe, including lease operating expenses, production and ad valorem taxes, and transportation were $7.42 per Boe, up approximately 11 percent from the third quarter 2010. The increase was largely attributable to higher production and ad valorem taxes caused by stronger commodity prices. The other components were up slightly compared to 2010 with lease operating expense at $4.76 per Boe and transportation at $0.82 per Boe for the third quarter 2011. Depreciation, depletion, and amortization was unchanged at $10.92 per Boe. Exploration expense included the remaining dry hole cost associated with the Kora well and higher surrendered lease charges. General and administrative expenses were up primarily related to increased staffing for the Company’s major development projects and exploration activities. Noble Energy’s adjusted effective tax rate was 44 percent, with 26 percent deferred. Income taxes for the third quarter 2011 were impacted by a $46 million retroactive charge for the United Kingdom tax rate increase.
Other income/expense for the third quarter includes an $18 million deferred compensation income item relating to the quarterly value change of Noble Energy stock held in a benefit program.
UPDATED GUIDANCE
Noble Energy has raised its full year 2011 sales volume guidance to range from 220 to 222 MBoe/d to reflect the strong year-to-date performance from each of its core operating areas, as well as the impact of the Marcellus joint venture. For the fourth quarter 2011, the Company expects sales volumes to average 226 to 234 MBoe/d which includes 10 MBoe/d from the Marcellus. Onshore U.S. volumes should be up versus the third quarter, with the addition of the Marcellus position and growth from the DJ basin offsetting natural declines in other onshore natural gas areas. The deepwater Gulf of Mexico is expected to remain relatively flat with Raton South coming online late in the quarter. Despite better operational performance in the North Sea and the early start up of Aseng in Equatorial Guinea, international volumes are anticipated to decrease in the fourth quarter mainly due to lower seasonal demand for natural gas in Israel. All other annual guidance metrics remain within their previous ranges.
(1)	A Non-GAAP measure, see attached Reconciliation Schedules

(2)	Capital expenditures exclude a non-cash accrual related to construction progress to date on the Aseng FPSO and the Marcellus shale asset acquisition.

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WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the ‘Investors’ page at www.nobleenergyinc.com. Conference call numbers for participation are 877-857-6151 and 719-325-4797, passcode 5564745. A replay will be available on the website.
Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ basin and Marcellus shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.
Contacts
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com
Eric Schneider
(281) 872-2640 eschneider@nobleenergyinc.com
This news release includes projections and other “forward-looking statements” within the meaning of the federal securities laws. Such projections and statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected. Risks, uncertainties and assumptions that could cause actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Noble Energy assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-07964, available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. These forms can also be obtained from the SEC by calling 1-800-SEC-0330.
This news release also contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating the Company’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry.
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Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income to Adjusted Earnings
(in millions, except per share amounts, unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
		Per Diluted		Per Diluted		Per Diluted		Per Diluted
	2011	Share [6]	2010	Share	2011	Share [6]	2010	Share [6]

Net Income	$441	$2.39	$232	$1.31	$749	$4.12	$673	$3.80
Unrealized gains on commodity derivative instruments	(300)	(1.66)	(5)	(0.03)	(140)	(0.78)	(215)	(1.21)
Asset impairments [1]	—	—	100	0.56	139	0.77	100	0.56
Gain on divestitures [2]	—	—	(114)	(0.64)	(26)	(0.14)	(114)	(0.64)
Drilling rig expense [3]	(1)	(0.01)	—	—	18	0.10	27	0.15
Other adjustments	—	—	2	0.01	5	0.03	2	0.01

Total Adjustments before tax	(301)	(1.67)	(17)	(0.10)	(4)	(0.02)	(200)	(1.13)

Income Tax Effect of Adjustments [4]	94	0.52	10	0.06	(8)	(0.04)	88	0.50

Adjusted Earnings [5]	$234	$1.24	$225	$1.27	$737	$4.06	$561	$3.17

Weighted average number of shares outstanding Diluted	180		177		179		178

[1]	Due to drilling results and the continuing low natural gas price environment during second quarter of 2011, we determined that the carrying amounts of certain of our onshore US developments, primarily in East Texas, were not recoverable from future cash flows and were impaired. Impairments for 2010 related to our Iron Horse development, an onshore US area, our non-core New Albany Shale assets classified as held-for-sale and certain other Gulf of Mexico assets.

[2]	During second quarter of 2011, we completed the transfer of assets and exit from Ecuador.

[3]	Amount for 2011 represents stand-by rig expense incurred prior to receiving permit to resume drilling activities in the deepwater Gulf of Mexico. Amount for 2010 represents costs to terminate a deepwater Gulf of Mexico drilling rig contract due to the Federal Deepwater Moratorium.

[4]	The net tax effects are determined by calculating the tax provision for GAAP Net Income, which includes the adjusting items, and comparing the results to the tax provision for Adjusted Earnings, which excludes the adjusting items. The difference in the tax provision calculations represents the tax impact of the adjusting items listed here. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period may be different.

[5]	Adjusted earnings should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted earnings is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted earnings is beneficial in evaluating our financial performance as it excludes the impact of significant non-cash items. We believe such measures can facilitate comparisons of operating performance between periods and with our peers.

[6]	Consistent with GAAP, when dilutive, deferred compensation gains or losses, net of tax, are excluded from net income while the NBL shares held in the rabbi trust are included in the diluted sharecount. For this reason, the diluted earnings per share calculations for the three and nine months ended September 30, 2011 exclude deferred compensation gains of $12 million and $10 million, net of tax, and for the nine months ended September 30, 2010 excludes a deferred compensation loss of $3 million, net of tax.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues
Crude oil and condensate	$555	$446	$1,720	$1,313
Natural gas	249	214	683	646
NGLs	70	44	196	143
Income from equity method investees	50	34	146	85
Other revenues	—	17	33	52

Total revenues	924	755	2,778	2,239

Operating Expenses
Lease operating expense	98	95	288	283
Production and ad valorem taxes	38	29	108	96
Transportation expense	17	17	53	51
Exploration expense	57	35	195	167
Depreciation, depletion and amortization	225	231	681	662
General and administrative	89	65	254	194
Gain on Divestitures	—	(114)	(26)	(114)
Asset impairments	—	100	139	100
Other operating (income) expense, net	2	4	45	59

Total operating expenses	526	462	1,737	1,498

Operating Income	398	293	1,041	741
Other (Income) Expense
(Gain) loss on commodity derivative instruments	(322)	(38)	(179)	(280)
Interest, net of amount capitalized	14	21	51	60
Other (income) expense, net	(16)	12	(16)	(1)

Total other (income) expense	(324)	(5)	(144)	(221)

Income Before Taxes	722	298	1,185	962
Income Tax Provision	281	66	436	289

Net Income	$441	$232	$749	$673

Earnings Per Share
Basic	$2.50	$1.33	$4.25	$3.86
Diluted [1]	2.39	1.31	4.12	3.80

Weighted average number of shares outstanding
Basic	177	175	176	175
Diluted	180	177	179	178

[1]	Consistent with GAAP, when dilutive, deferred compensation gains or losses, net of tax, are excluded from net income while the NBL shares held in the rabbi trust are included in the diluted sharecount. For this reason, the diluted earnings per share calculations for the three and nine months ended September 30, 2011 exclude deferred compensation gains of $12 million and $10 million, net of tax, and for the nine months ended September 30, 2010 excludes a deferred compensation loss of $3 million, net of tax.

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	38	41	37	40
Equatorial Guinea	15	8	13	11
North Sea	4	13	8	10
China	4	4	4	4

Total consolidated operations	61	66	62	65
Equity method investee	2	2	2	2

Total sales volumes	63	68	64	67

Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$91.21	$71.28	$95.10	$73.31
Equatorial Guinea	108.11	76.28	108.40	75.44
North Sea	115.67	78.89	112.99	77.33
China	108.57	71.37	104.99	73.27

Consolidated average realized prices	$98.15	$73.41	$100.86	$74.30

Natural Gas Sales Volumes (MMcf/d)
United States	358	399	373	399
Equatorial Guinea	250	243	244	221
Israel	228	178	180	129
North Sea	4	6	6	7
Ecuador	—	28	—	28

Total sales volumes	840	854	803	784

Natural Gas Realized Prices ($/Mcf)
United States	$3.98	$3.87	$4.09	$4.38
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	5.15	3.85	4.80	4.08
North Sea	8.41	5.82	7.90	5.25

Consolidated average realized prices	$3.21	$2.82	$3.12	$3.13

Natural Gas Liquids (NGL) Sales Volumes (MBbl/d)
United States	16	13	14	13
Equity method investee	5	6	5	5

Total sales volumes	21	19	19	18

Natural Gas Liquids Realized Prices ($/Bbl)
United States	$49.57	$36.30	$49.19	$40.17

Barrels of Oil Equivalent Volumes (MBoe/d)
United States	113	120	114	119
Equatorial Guinea	57	49	54	48
Israel	38	30	30	22
North Sea	5	14	9	11
Other International	4	9	4	8

Total consolidated operations	217	222	211	208
Equity method investee	7	8	7	7

Total barrels of oil equivalent (MBoe/d)	224	230	218	215

Barrels of oil equivalent volumes (MMBoe)	21	21	60	59

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	September 30,	December 31,
	2011	2010

Assets
Current Assets
Cash and cash equivalents	$1,252	$1,081
Accounts receivable, net	546	556
Other current assets	279	201

Total current assets	2,077	1,838
Net property, plant and equipment	12,512	10,264
Goodwill	696	696
Other noncurrent assets	548	484

Total Assets	$15,833	$13,282

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable — trade	$1,132	$927
Other current liabilities	826	495

Total current liabilities	1,958	1,422
Long-term debt	3,507	2,272
Deferred income taxes	2,235	2,110
Other noncurrent liabilities	551	630

Total Liabilities	8,251	6,434

Total Shareholders’ Equity	7,582	6,848

Total Liabilities and Shareholders’ Equity	$15,833	$13,282

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow and Reconciliation to Operating Cash Flow
(in millions, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Adjusted Earnings [1]	$234	$225	$737	$561
Adjustments to reconcile adjusted earnings to discretionary cash flow:
Depreciation, depletion and amortization	225	231	681	662
Exploration expense	57	35	195	167
(Income)/distributions from equity method investments, net	28	8	23	6
Deferred compensation (income) expense	(18)	15	(15)	4
Deferred income taxes	49	(11)	159	14
Stock-based compensation expense	15	13	43	40
Other	(2)	(16)	—	(11)

Discretionary Cash Flow [2]	$588	$500	$1,823	$1,443

Reconciliation to Operating Cash Flows
Net changes in working capital	40	113	103	134
Cash exploration costs	(44)	(33)	(138)	(110)
Current tax expense of earnings adjustments	(41)	25	(5)	8
Stand-by rig expense [3]	1	—	(18)	(27)
Other adjustments	12	3	20	4

Net Cash Provided by Operating Activities	$556	$608	$1,785	$1,452

Capital expenditures (accrual based)	$738	$619	$1,985	$1,547
Increase in FPSO lease obligation	5	80	56	188
Marcellus Shale Asset Acquisition [4]	1,233	—	1,233	—
DJ Basin Asset Acquisition	—	(11)	—	498

Total Capital Expenditures (Accrual Based)	$1,976	$688	$3,274	$2,233

Proceeds from Asset Sales	$—	$552	$77	$552

[1]	See Schedule 1, Reconciliation of Net Income to Adjusted Earnings.

[2]	The table above reconciles discretionary cash flow to net cash provided by operating activities. Adjustments for capitalized interest were retrospectively removed from our discretionary cash flow calculation as of March 31, 2011. While discretionary cash flow is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.

[3]	Amount for 2011 represents stand-by rig expense incurred prior to receiving permit to resume drilling activities in the deepwater Gulf of Mexico. Amount for 2010 represents costs to terminate a deepwater Gulf of Mexico drilling rig contract due to the Federal Deepwater Moratorium.

[4]	Includes $73 million representing our initial investment in CONE Gathering LLC.

Schedule 6
Noble Energy, Inc.
Effect of Commodity Derivative Instruments
(in millions, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Reclassification from Accumulated Other
Comprehensive Loss (AOCL) to Revenue [1]
Crude Oil	$—	$(5)	$—	$(14)
Natural Gas	—	—	—	(1)

Total Revenue Decrease	$—	$(5)	$—	$(15)

(Gain) Loss on Commodity Derivative Instruments
Crude oil
Realized	$4	$(1)	$36	$4
Unrealized	(292)	50	(168)	(59)

Total crude oil	$(288)	$49	$(132)	$(55)

Natural gas
Realized	$(26)	$(32)	$(75)	$(69)
Unrealized	(8)	(55)	28	(156)

Total natural gas	(34)	(87)	(47)	(225)

Total Gain on Commodity Derivative Instruments	$(322)	$(38)	$(179)	$(280)

Summary of Cash Settlements
Realized (gain) on commodity derivative instruments	$(22)	$(33)	$(39)	$(65)
Amounts reclassified from AOCL	—	5	—	15

Cash settlements (received) paid	$(22)	$(28)	$(39)	$(50)

[1]	The amounts reclassified from AOCL represented deferred unrealized hedge gains and losses. All hedge gains or losses had been reclassified to revenues by December 31, 2010.